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                                                                April 13, 2004


                                Morgan Stanley

Dear :


     In connection with our discussions, I thought you would be interested in the attached article by Mark Sirower regarding staggered boards from today's edition of The Wall Street Journal. I will call you in the near future to discuss.



                                                             Very truly yours,

Staggering Facts

By MARK L. SIROWER
April 13, 2004, The Wall Street Journal, Manager's Journal, Page B2

In the heat of another proxy season, shareholder activists are continuing their attack on staggered corporate boards, in which directors are elected for three-year terms, with one-third of the directors elected each year.

In 2003, 48 shareholder proposals seeking to eliminate staggered boards were voted on and even more such proposals are expected to be brought to annual shareholder meetings this year. A quick look at the top-quartile performers in the current S&P 500 for the most recent three calendar years shows that 81 of them (out of 125) are governed by staggered boards.

So why all the fuss? Shareholder activists argue that staggered boards "entrench" management and make corporate takeovers more difficult to complete since a potential acquirer cannot threaten to topple the entire board at a single shareholder meeting. One Harvard Law School study estimated that staggered boards reduced shareholder returns of companies subject to a hostile bid by approximately 8%-10% in the nine months after a bid was launched.

But even if one concedes that staggered boards lead to marginally poorer shareholder returns in the hostile-takeover context, that would not lead to the conclusion that investors should support proxy proposals to destagger corporate boards. Those that make that argument miss the forest for the trees because hostile takeovers are extremely rare events and do not represent the normal course of business issues that boards are charged with monitoring on behalf of the company's shareholders.

According to Thomson Financial there have been only 49 hostile bids for U.S. companies over the last five years -- a period that included over 47,000 announced acquisitions of U.S. targets worth over $5 trillion. More important, hostile bids affect a scant one-tenth of 1% of U.S. public companies each year. Over the entire career of an investment manager, it is unlikely that more than 5% of the companies that the manager follows will ever become targets of hostile takeovers.

In sharp contrast, ongoing corporate performance is a constant and critical issue for all directors and for investors and investment managers who follow those companies -- year in and year out. At a time when we are establishing the principles of good governance, we need to challenge positions that rely for support on the wrong data. It's time for investors and boards to step back and take a look at the long-run performance of companies governed by staggered vs. non-staggered boards before considering proposals to change either way.

As a first step to examining if there is any relationship between long-run performance and whether boards are staggered or not, I examined the cumulative shareholder performance of the current companies in the S&P 500 for the three-year and five-year periods ending Dec. 31, 2003. The roughly 60% of companies in the S&P 500 governed by staggered boards outperformed companies with non-staggered boards in both three-year (16.6% vs. 4.9%) and five-year performance (35.5% vs. 16.2%).

Why might a staggered board be a factor in superior corporate performance? First, the staggering of director terms, like the staggering of terms of U.S. senators, promotes stability and continuity in leadership. In the corporate context, this encourages the development of long-term planning that creates long-term value for shareholders and benefits all corporate constituencies.

Moreover, staggered boards enhance the independence of non-management directors and can facilitate more informed decision making. The importance to our corporate governance system of truly independent directors has been recognized by the major changes enacted by the Sarbanes-Oxley Act and new stock exchange rules. But independence without experience is unlikely to be beneficial -- especially in complex, global firms. Electing directors to staggered three-year terms helps to ensure that the majority of the board has sufficient experience and knowledge of the company such that their independence will contribute to the best long-term interests of shareholders.

Institutional investors should take into account the superior performance generally by companies with staggered boards, and re-examine their voting policies on shareholder destagger proposals. Rather than voting in favor of destagger proposals by rote, they should take time to consider a variety of factors, including the company's performance, the quality of its management, the independence of its board, and the company's adherence to a broad range of corporate governance best practices. Anything less will not satisfy the fiduciary duties that institutions owe to their investors.

Mr. Sirower, a managing director with PricewaterhouseCoopers and a visiting professor at New York University's Stern School of Business, is author of "The Synergy Trap" (Free Press).